                                  SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Sections 240.14a-11(c) or 240.14a-12

                                 METALS USA, INC.
                                 ----------------

                (Name of Registrant as Specified In Its Charter)

                    ----------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)     Title of each class of securities to which transaction applies:

                ----------------------------------------------------------------
         2)     Aggregate number of securities to which transaction applies:

                ----------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                ----------------------------------------------------------------
         4)     Proposed maximum aggregate value of transaction:

                ----------------------------------------------------------------
         5)     Total fee paid:

                ----------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)     Amount Previously Paid:

                ----------------------------------------------------------------
         2)     Form, Schedule or Registration Statement No.:

                ----------------------------------------------------------------
         3)     Filing Party:

                ----------------------------------------------------------------
         4)     Date Filed:

                ----------------------------------------------------------------

                             April 17, 2001




To Our Stockholders:

         On behalf of the Board of Directors, I cordially invite all stockholders to attend the Annual Meeting of Metals USA, Inc. to be held on Wednesday, May 16, 2001, at 10:00 a.m. at The Omni Hotel, Four Riverway, Houston, Texas 77056. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company's 2000 Annual Report and Form 10-K which are not a part of the proxy materials, are also enclosed and provide additional information regarding the financial results of the Company for the year ended December 31, 2000.

         We hope that you will be able to attend the Annual Meeting. Your vote is important. Whether you plan to attend or not, please execute and return the proxy card in the enclosed envelope, or vote electronically as described on the proxy card, so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

         We are pleased to offer stockholders the opportunity to receive future annual reports and proxy materials electronically over the Internet. You can consent to participate in this program in the future as described on the enclosed proxy card.

         We look forward to seeing you at the meeting.


                                       Sincerely,

                                       /s/ J. Michael Kirksey

                                       J. Michael Kirksey
                                       Chairman and Chief Executive Officer

                                  Metals USA, Inc.
                              Three Riverway, Suite 600
                                Houston, Texas 77056
                            -----------------------------

                    NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD MAY 16, 2001
                            -----------------------------



TO THE STOCKHOLDERS:

         The 2001 Annual Meeting of Stockholders of Metals USA, Inc., (the "Company"), will be held at The Omni Hotel, Four Riverway, Houston, Texas 77056 at 10:00 a.m. on Wednesday, May 16, 2001, for the following purposes:

         1. To elect three Class I directors of the Company to hold office until the third succeeding annual meeting of stockholders after their election (the 2004 Annual Meeting) and until their respective successors shall have been elected and qualified.

         2. To ratify the selection of Arthur Andersen LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2001.

         3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The holders of record of the Company's common stock at the close of business on April 10, 2001 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy card and return it promptly by mail in the enclosed envelope, or vote electronically as described on the proxy card, whether or not you plan to attend the meeting in person. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

                                       By Order of the Board of Directors,

                                       /s/ John A. Hageman

                                       John A. Hageman
                                       Secretary

Houston, Texas
April 17, 2001

                                METALS USA, INC.
                            Three Riverway, Suite 600
                              Houston, Texas 77056
                           ---------------------------

                                 PROXY STATEMENT

                           ---------------------------

                             MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 2001


         This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Metals USA, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders and any postponement or adjournment thereof (the "Annual Meeting") to be held at The Omni Hotel, Four Riverway, Houston, Texas 77056 at 10:00 a.m. on Wednesday, May 16, 2001 for the purposes set forth in the notice attached hereto. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about April 17, 2001.

RECORD DATE AND VOTING SECURITIES

         The Board of Directors has fixed the close of business on April 10, 2001 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 36,509,972 shares of its common stock, par value $.01 per share ("Common Stock"). No other class of voting securities of the Company is outstanding. Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A proxy will be voted in the manner specified on the proxy, or if no manner is specified, will be voted in favor of the proposals set forth in the notice attached hereto.

         The presence of the holders of a majority of the issued and outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting, either in person or represented by properly executed or electronic proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the Annual Meeting to constitute a quorum, the Annual Meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Abstentions are counted as "shares present" at the meeting for purposes of determining the presence of a quorum while broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are not considered "shares present" with respect to any matter.

         The election of directors will be determined by a plurality of the votes cast at the meeting by holders of shares of Common Stock. Accordingly, abstentions will have no effect on the outcome of the election of directors. Cumulative voting for the election of directors is not permitted. The approval of Proposal 2 (to ratify the selection of the Company's accountant) will be determined by a majority of the votes cast by holders of Common Stock, and abstentions and non-votes will have no effect.

REVOCATION OF PROXY

         Stockholders submitting proxies may revoke them at any time before they are voted (i) by notifying John A. Hageman, Secretary of the Company, in writing of such revocation, (ii) by execution of a subsequent proxy sent to Mr. Hageman, or (iii) by attending the Annual Meeting in person and voting in person. Notices to Mr. Hageman referenced in (i) and (ii) should be directed to John A. Hageman, Secretary, Metals USA, Inc., Three Riverway, Suite 600, Houston, Texas 77056. Stockholders who submit proxies and attend the meeting to vote in person are requested to notify Mr. Hageman at the Annual Meeting of their intention to vote in person at the Annual Meeting.

SOLICITATION EXPENSES

         The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

         The Company's Annual Report to Stockholders and Form 10-K are being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report and Form 10-K do not constitute a part of the proxy solicitation material.

                      ELECTION OF DIRECTORS (Proposal 1)

         The Company's Amended and Restated Certificate of Incorporation provides for three classes of Directors as nearly equal in number as possible. The term of office of Class I directors expires at the 2001 Annual Meeting, the term of office of Class II directors expires at the 2002 Annual Meeting (I.E., one year of the term remaining), and the term of office of Class III directors expires at the 2003 Annual Meeting (I.E., two years of the term remaining). The Class I directors whose terms will expire at the 2001 Annual Meeting are Steven
S. Harter, J. Michael Kirksey and William L. Transier, all of whom have been nominated and have agreed to stand for reelection at the 2001 Annual Meeting.

NOMINEES FOR ELECTION

         CLASS I - TERMS EXPIRING AT 2004 ANNUAL MEETING

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MESSRS. HARTER, KIRKSEY AND TRANSIER AS DIRECTORS TO HOLD OFFICE UNTIL THE 2004 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. THE SHARES OF COMMON STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS OTHERWISE SPECIFIED.

         Steven S. Harter, 39, has been a director of the Company since July 1996. Mr. Harter is the President of Notre Capital Ventures III, LLC, Notre Capital Ventures II, LLC and Notre Capital Ventures I, LLC ("Notre"). Prior to becoming the President of Notre, Mr. Harter was Director of Mergers and Acquisitions for Allwaste, Inc., an environmental services company from April 1989 to 1993. Mr. Harter also serves as a member of the Board of Directors of Comfort Systems USA, Inc. and Transportation Components, Inc.

         J. Michael Kirksey, 45, has been a director of the Company since April 1997 and has served as Chief Executive Officer and Chairman of the Board of Directors since February 2001. From October, 1999 until February 2001, Mr. Kirksey served as President and Chief Executive Officer of the Company. Mr. Kirksey served as Senior Vice President and Chief Financial Officer of the Company since December 1996. From 1995 to February 1997, Mr. Kirksey was Director - Business Development and Acquisitions of Keystone International, Inc.

         William L. Transier, 46, has been a director of the Company since May 1999. Mr. Transier has been Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. ("Ocean") since March 1999 and served as Chief Financial Officer of Seagull Energy Corporation from April 1996 until it merged with Ocean in March 1999. Mr. Transier is also a member of the Board of Directors of Cal Dive International, Inc.

         The three nominees receiving the greatest number of votes cast will be elected as Class I directors, regardless of the number of shares, if any, withheld from voting for the election of such nominees.

INCUMBENT DIRECTORS

         Class II - TERMS EXPIRING AT 2002 ANNUAL MEETING

         Arnold W. Bradburd, 76, has been a director of the Company since July 1997, and served as Chairman of the Board of Directors of the Company from October, 1999 until February 2001. From July 1997 until October 1999, Mr. Bradburd was Vice-Chairman of the Board of Directors. Mr. Bradburd was employed by one of the Company's original founding subsidiaries since 1974, serving as chairman of its board and as its chief executive officer from 1979 to 1998. Mr. Bradburd has served as National Secretary of the Association of Steel Distributors and as Chairman of the Steel Service Center Institute ("SSCI").

         Richard H. Kristinik, 62, has been a director of the Company since July 1997. He was Chairman of the Board and Chief Executive Officer of Coach USA, Inc. from March 1996 until his retirement in November 1998 and served as a board member until April 1999.

         Franklin Myers, 48, has been a director of the Company since May 1999. Mr. Myers has been Senior Vice President of Cooper Cameron Corporation ("Cooper Cameron") since April 1995. Mr. Myers is also the President of the Cooper Energy Services Division of Cooper Cameron. Mr. Myers was General Counsel of Cooper Cameron from 1995 until 1999. He currently serves as a member of the Board of Directors of Reunion Industries, Inc.

         Class III - TERMS EXPIRING AT 2003 ANNUAL MEETING

         Tommy E. Knight, 62, has been a director of the Company since July 1997. From 1992 until his retirement in 1996, Mr. Knight was President and Chief Executive Officer of Brown & Root, Inc.

         T. William Porter, 59, has been a director of the Company since July 1997. He is the Chairman of Porter & Hedges, L.L.P., a Houston, Texas law firm, of which Mr. Porter has been a partner since it was founded in 1981. Mr. Porter is also a member of the Board of Directors of Gundle/SLT Environmental, Inc.

                      GENERAL INFORMATION WITH RESPECT
                         TO THE BOARD OF DIRECTORS

MEETINGS

         During the year ended December 31, 2000, the Board of Directors held seven meetings and acted one time by unanimous written consent. During 2000, each member of the Board of Directors attended at least 75% of all meetings of the Board of Directors and committees of the Board of Directors of which such director was a member. As of March 31, 2001, there are three standing committees of the Board of Directors.

COMMITTEES OF THE BOARD

         AUDIT COMMITTEE. As of March 31, 2001, the Audit Committee consists of William L. Transier (Chairman), Steven S. Harter, Tommy E. Knight and Richard H. Kristinik. The Audit Committee: (i) makes recommendations to the Board of Directors with respect to the independent auditors who conduct the annual examination of the Company's accounts; (ii) reviews the scope of the annual audit and meets periodically with the Company's independent auditors to review their findings and recommendations; (iii) reviews quarterly financial information and earnings releases prior to dissemination to the public; (iv) approves major accounting policies or changes thereto; and (v) oversees management's review of principal internal controls to assure that the Company is maintaining a sound and effective system of financial controls. During 2000, the Audit Committee held six meetings.

         COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE. As of March 31, 2001, the Compensation and Management Development Committee consists of Tommy E. Knight (Chairman), Steven S. Harter, Franklin Myers and T. William Porter. The Compensation and Management Development Committee periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel. This committee also performs the duties of administration with respect to the Company's incentive compensation plan. See "Report of Compensation and Management Development Committee on Executive Compensation." During 2000, the Compensation and Management Development Committee held four meetings.

         NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. As of March 31, 2001, the Nominating and Corporate Governance Committee consists of J. Michael Kirksey (Chairman), Richard Kristinik and T. William Porter. The Nominating and Corporate Governance Committee reviews the size and composition of the Board of Directors, designates new directors by class, interviews new director candidates and makes recommendations with respect to nominations for the election of directors. During 2000, the Nominating and Corporate Governance Committee held one meeting.

DIRECTORS' COMPENSATION

         During 2000, each non-employee director was paid a fee of $2,000 for each meeting of the full Board. Non-employee directors of the Company also receive $1,000 for each committee meeting attended, unless held the same day as a meeting of the full Board, and are reimbursed for all expenses relating to attendance at meetings. The Company paid aggregate fees of $85,000 to non-employee directors of the Company in connection with the Board of Directors' and committee meetings in 2000. The Company does not pay director fees to directors who also are employees of the Company. No member of the Board of Directors was paid compensation during 2000 for his service as a director of the Company other than pursuant to the standard compensation arrangement described above. Non-employee directors also receive annual stock option awards pursuant to the Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in April 1997.

         The Directors' Plan provides for the automatic grant to each non-employee director of an option to purchase 10,000 shares of Common Stock upon such person's initial election as a director. Options to purchase 10,000 shares of Common Stock were granted to Messrs. Harter, Knight, Kristinik and Porter in 1997 and to Messrs. Transier and Myers in 1999 pursuant to the Directors' Plan. The Directors' Plan also provides for an automatic annual grant to each non-employee director of an option to purchase 5,000 shares of Common Stock at each annual meeting of stockholders unless the first annual meeting of stockholders following a person's initial election as a non-employee director is within three months of the date of such election. These options will have an exercise price per share equal to the fair market value of a share at the date of grant. Options granted under the Directors' Plan will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director, and options granted are immediately exercisable. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash, directors' fees, shares or credits representing "deferred shares" that may be settled at future dates, as elected by the director. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees.

                              PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of March 31, 2001 with respect to beneficial ownership of the Company's Common Stock by (i) each director and nominee for director, (ii) each executive officer, (iii) all executive officers and directors as a group, and (iv) each person known to the Company to beneficially own 5% or more of the outstanding shares of its Common Stock. The address of all such persons is c/o Metals USA, Inc., Three Riverway, Suite 600, Houston, Texas 77056. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.



                                                                   Number of Shares
                                                                   That May be
                                                                   Acquired within
                                                Number of Shares   60 Days by
                                                Beneficially       Exercise of
                   Beneficial Owner             Owned              Options                    Percentage
                   ----------------             -----------------  ----------------           ----------
         Dimensional Fund Advisors, Inc......           2,809,400                                   7.7%
         Toby L. Jeffreys(1)................            2,478,347                                   6.8%
         Arnold W. Bradburd ................            1,757,814                                   4.8%
         Thomas J. Shapiro(2)(3)............            1,449,432            20,000                 4.0%
         Steven S. Harter(4)................            1,021,048            25,000                 2.9%
         Craig R. Doveala...................              534,497             4,000                 1.5%
         Richard A. Singer..................              520,573             8,000                 1.4%
         Lester G. Peterson.................              500,544             1,500                 1.4%
         J. Michael Kirksey(5)..............              122,000           108,000                    *
         John A. Hageman(6).................               74,480            54,000                    *
         Richard H. Kristinik...............               20,000            25,000                    *
         Franklin Myers.....................               20,000            15,000                    *
         T. William Porter..................               15,000            25,000                    *
         Tommy E. Knight....................               10,000            25,000                    *
         William L. Transier................                5,000            15,000                    *
                                                        ---------            ------                -----

         All executive officers and directors
         as a group (12 persons)............            4,600,956           305,500                13.4%
                                                        =========           =======                ====


*Less than 1%.


(1) Includes 1,084,695 shares of Common Stock held by the Jeffreys Family Partnership, of which Mr. Toby L. Jeffreys is a general partner.
(2) Includes 144,850 shares of Common Stock held by various trusts for which Mr. Shapiro is a Trustee.
(3) Mr. Shapiro resigned as Director and Officer of the Company effective March 1, 2001.
(4) Mr. Harter disclaims beneficial ownership of 178,420 shares held in trust for Mr. Harter's minor children of which neither he nor his wife is a trustee.
(5) Includes 10,000 shares of Common Stock held by Mr. Kirksey's minor children of which he is a custodian.
(6) Includes 15,000 shares of Common Stock held by Mr. Hageman's minor children of which he is a custodian.

                                EXECUTIVE OFFICERS

         The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. Information concerning Mr. Kirksey is set forth above under "Election of Directors." Information concerning Messrs. Hageman, Singer, Doveala and Peterson is set forth below.

         Richard A. Singer, 55, became President and Chief Operating Officer of the Company in February 2001. Prior to that time, Mr. Singer served as Senior Vice President since July 1997. Since 1972, he served as Chief Executive Officer of one of the Company's original founding subsidiaries.

         Craig R. Doveala, 49, became a Senior Vice President of the Company in July 1997 and is responsible for the operations of the Company's Flat Rolled Group. Mr. Doveala was the CEO of one of the Company's original founding subsidiaries from 1997 to 2000 and was its President from 1990 to 1997.

         Lester G. Peterson, 60, became a Senior Vice President of the Company in February 2001 and is responsible for the operations of the Company's Plates and Shapes Group. Since 1981, he served as President of one of the Company's original founding subsidiaries, and is a member of the Wisconsin Board of the Steel Service Center Institute.

         John A. Hageman, 46, became Senior Vice President, General Counsel and Secretary of the Company in April 1997. From July, 1987 through March, 1997, Mr. Hageman was Senior Vice President of Legal Affairs, General Counsel and Secretary of Physician Corporation of America, a publicly-traded health maintenance organization.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and each of the five other most highly compensated executive officers (the "Named Executive Officers") during the year ended December 31, 2000.



                                                    Annual Compensation           Long-Term Compensation
                                            ----------------------------------  -------------------------
                                                                  Other Annual    Restricted    Number of      All Other
                                    Year       Salary    Bonus    Compensation   Stock Awards    Options     Compensation
Name and Principal Position                    ($)(5)     ($)         ($)             ($)        Granted        ($)(6)

J. Michael Kirksey.............     2000      303,000   37,500            ----           ----        ----           5,718
    Chief Executive Officer(1)      1999      250,000   25,000            ----           ----     200,000           6,228
                                    1998      150,000  100,000            ----           ----      20,000           3,542
                                    1997       75,000   40,000            ----           ----     100,000             266

Richard A. Singer..............     2000      257,500   67,594            ----           ----        ----          20,249
 President and COO(2)               1999      200,000   26,250            ----           ----        ----           5,051
                                    1998      150,000  100,000            ----           ----      20,000           5,764
                                    1997       75,000     ----            ----           ----        ----             470

Thomas J. Shapiro..............     2000      253,924      -0-            ----           ----        ----           9,235
     Senior Vice President(3)       1999      200,000  104,825            ----           ----        ----           4,800
                                    1998      150,000   75,000            ----           ----      20,000           3,779
                                    1997       25,000     ----            ----           ----        ----             533

Craig R. Doveala...............     2000      244,346   46,875            ----           ----        ----            ----
     Senior Vice President          1999      165,000   94,500            ----           ----        ----            ----
                                    1998      150,000   75,000            ----           ----      10,000            ----
                                    1997       75,000     ----            ----           ----        ----            ----

Lester G. Peterson.............     2000      213,546     ----            ----           ----        ----          11,790
     Senior Vice President(4)       1999      230,250   33,863            ----           ----       7,500          11,485
                                    1998      147,938   75,000                                                     10,900
                                    1997       75,000     ----                                                     10,400

John A. Hageman................      2000      203,000   20,000            ----           ----        ----           7,067
    Senior Vice President           1999      175,000   30,000            ----           ----      15,000           7,299
    And General Counsel             1998      150,000   75,000            ----           ----      15,000           5,667
                                    1997       65,000   20,000            ----           ----      75,000             666


(1)      Became Chief Executive Officer effective October 26, 1999.
(2)      Became President and Chief Operating Officer effective February 19,
         2001.
(3)      Resigned as Senior Vice President effective February 28, 2001.
(4)      Became Senior Vice President effective February 19, 2001.
(5) With respect to 1997 compensation, reflects compensation from July 11, 1997 to December 31, 1997, except for Mr. Shapiro's compensation from October 29, 1997.
(6) Includes the sums of the values of (a) Company contributions to 401(k) plans of the Company and (b) premiums paid by the Company for term life insurance for the benefit of the insured. The amounts described in clauses (a) and (b) above for each of the Named Executive Officers on the 2000 line are set forth below:



                                               (a)        (b)
                                               ------------------
                     J. Michael Kirksey          4,350    1,368
                     Richard A. Singer           5,250      774
                     Thomas J. Shapiro           5,100    4,135
                     Craig R. Doveala              ---      ---
                     Lester G. Peterson         10,500    1,290
                     John A. Hageman             4,222    2,845


                                  STOCK OPTIONS

         No stock options were granted to the Named Executive Officers during 2000.

         The following table reflects certain information concerning the number of unexercised options held by the Named Executive Officers and the value of such officers' unexercised options as of December 31, 2000. No options were exercised by the Named Executive Officers during the year ended December 31, 2000.

                                                YEAR END 2000 OPTION VALUES




                                                             Number of                   Value of Unexercised
                                                       Unexercised Options              "In-the-Money" Options
                                                       at December 31, 2000             at December 31, 2000(1)
                                                       --------------------             -----------------------
                      Name                         Exercisable    Unexercisable      Exercisable    Unexercisable
                      ----                         -----------    -------------      -----------    -------------
J. Michael Kirksey.............................        108,000          212,000                0                0

Richard A. Singer..............................          8,000           12,000                0                0

Thomas J. Shapiro..............................          8,000           12,000                0                0

Craig R. Doveala...............................          4,000            6,000                0                0

Lester G. Peterson.............................          1,500            6,000                0                0

John A. Hageman................................         54,000           51,000                0                0


(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The exercise price of the options granted in 1997 to Messrs. Kirksey (100,000), and Hageman (75,000) is $10.00 per share. The exercise price of the options granted in 1998 to Messrs. Kirksey (20,000), Shapiro, (15,000), Hageman (15,000), Singer and Doveala is $14.75 per share. The exercise price of the options granted in 1999 to Messrs. Kirksey (200,000), and Hageman (15,000) is $7.875 per share and to Mr. Peterson (7,500) is $12.625 per share. There were no options granted to the Named Executive Officers in 2000. As of December 31, 2000, the market price of the stock was $2.8125.

                             STOCK PERFORMANCE GRAPH

         The following performance graph compares the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the Standard & Poors 500 Index, Standard & Poors Industrials and a peer group index comprised of Gibralter Steel Corp. (ROCK), Reliance Steel & Aluminum Co. (RS), Ryerson Tull, Inc. (RT), Shiloh Industries, Inc. (SHLO), Steel Technologies, Inc. (STTX) and Olympic Steel, Inc. (ZEUS)("Peer Group"). The cumulative total return computations set forth in the Performance Graph assumes the investment of $100 in the Company's Common Stock, the Standard & Poors 500 Index, the Standard & Poors Industrials on July 11, 1997 and the Peer Group.



[GRAPHIC TO COME]

           REPORT OF COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Compensation and Management Development Committee determines the amount and form of compensation and benefits payable to all executive officers, including the Named Executive Officers, and certain other management personnel. The Compensation and Management Development Committee currently consists of four members, none of whom is a current or former employee or officer of the Company except Mr. Harter, who served as President of the Company from July 3, 1996 to December 14, 1996, during which time the Company had no operations and for which he received no compensation.

         The Compensation and Management Development Committee executes and monitors an executive compensation structure designed to retain highly qualified executives and to motivate them to maximize stockholder returns. In order to reach this goal, the Named Executive Officers' compensation program has three components: base salary, bonus potential and stock-based incentives.

         In 1993, the Internal Revenue Service adopted Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the Company's Chief Executive Officer and its four other highest paid executive officers. Certain performance-based compensation and certain other compensation that has been approved by stockholders is not subject to the deduction limit. The Company has qualified certain compensation paid to the executive officers for deductibility under Section 162(m), including compensation expenses related to options granted through 2000 pursuant to the Company's 1997 Long-Term Incentive Plan. To the extent that compensation payments to the applicable executive officers and compensation expense related to options subsequently granted to those individuals exceed the Section 162(m) limitations in any year, such expense would not be deductible. The Company may from time to time pay compensation to its executive officers that may not be deductible.

BASE SALARY

         At the time of the Company's initial public offering ("IPO") in 1997, the Company's executive compensation philosophy relied principally on enterprise value as the primary motivating factor for executive performance. Salaries were initially set at what the Company believes were levels below that customarily paid by companies of similar revenues and market capitalization. In 1999, a market study was directed by the Compensation and Management Development Committee resulting in executive base salaries being increased toward more current market rates and in connection with increased job responsibilities.

SHORT-TERM INCENTIVE COMPENSATION

         The Company's bonus program provides for cash awards based upon a specified percentage of the individual's base salary. Executive bonuses are dependent upon the extent to which corporate or product group performance goals were achieved. The objectives for the Chief Executive Officer and other corporate officers in 2000 were primarily related to the Company's overall profitability, improvements in cash flow and other corporate goals. The objectives for operating officers were primarily related to corporate and product group operating profits, improved inventory turns and safety performance. The actual awards paid during the year ended December 31, 2000 are shown in the "Compensation of Executive Officers" table under the column labeled "Bonus."

LONG-TERM INCENTIVE COMPENSATION

         In April 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan"). In 2000, the Compensation Committee approved no grants of options to the Named Executive Officers.

         This report is furnished by the Compensation Management Development Committee of the Board of Directors.

                                              Tommy E. Knight, Chairman
                                              Steven S. Harter
                                              Franklin Myers
                                              T. William Porter

                         REPORT FROM THE AUDIT COMMITTEE

         The following is the report of the Company's Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000. The information contained in this report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Metals USA, Inc. filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

REVIEW WITH MANAGEMENT

         The Audit Committee has reviewed and discussed the Company's audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT AUDITORS

         The Audit Committee has discussed with Arthur Andersen LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) including (1) methods used to account for any significant unusual transactions; (2) the effect of significant accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating any particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (4) any disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

         The Committee has also received written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from the Company and its related entities) and has discussed with Arthur Andersen LLP their independence from the Company.

ARTHUR ANDERSEN LLP FEES

         In addition to performing the audit of the Company's consolidated financial statements, Arthur Andersen LLP provided various other services during 2000. The aggregate fees billed for 2000 for each of the following categories of services are set forth below:



                 Audit Fees                         $603,272

                 Financial Information Systems
                 Design and Implementation
                 Fees                               $  -0-

                 All Other Fees (1)                 $678,550

                 (1) Includes (i) tax planning and the preparation of the Company's tax returns and (ii) evaluating the effects of various accounting issues.


         The Audit Committee reviews summaries of the services provided by Arthur Andersen LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of Arthur Andersen LLP.

CONCLUSION

         Based on the review and discussions referred to above, the Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.


                                     SUBMITTED BY THE AUDIT COMMITTEE
                                     OF THE BOARD OF DIRECTORS

                                     William L. Transier, Chairman
                                     Steven S. Harter
                                     Tommy E. Knight
                                     Richard H. Kristinik

         EMPLOYMENT AGREEMENTS

         In July 1997, each of Messrs. Kirksey and Hageman entered into an employment agreement with a subsidiary of the Company upon consummation of the Company's IPO, providing for an initial annual base salary together with a performance bonus as determined annually by the Board. Each employment agreement is for a term of three years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. In the event of a termination of employment without cause, the employee will be entitled to receive an amount equal to his then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement), if the employee is not given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause. In addition, the non-competition provisions of the employment agreement would not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his employment agreement and receive in one lump sum two times the amount he would receive pursuant to a termination without cause. In such an event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination. Each employment agreement contains a covenant not to compete with the Company for a period of two years immediately following termination of employment, or in the case of termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment.

         Each of Messrs. Doveala, Peterson and Singer entered into an employment agreement with a subsidiary of the Company following the acquisition of their companies in July, 1997, providing for an initial annual base salary together with a performance bonus to be determined annually by the Board. Each employment agreement is for a term of five years, and unless terminated or not renewed by the respective company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. In the event of a termination of employment without cause, the employee will be entitled to receive an amount equal to his then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement), if the employee is not given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause. In addition, the non-competition provisions of the employment agreement would not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his employment agreement and receive in one lump sum two times the amount he would receive pursuant to a termination without cause. In such an event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination. Each employment agreement contains a covenant not to compete with the Company for a period of two years immediately following termination of employment, or in the case of termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASES OF FACILITIES AND PERSONAL PROPERTY

         Metals USA Plates and Shapes Northeast, L.P. ("Plates and Shapes Northeast") leases the facilities located in Philadelphia, Pennsylvania and Baltimore, Maryland from Warehouse Real Estate Associates ("WREA")(reorganized as Warehouse Real Estate Associates, L.P.), a partnership controlled by Mr. Bradburd, a director of the Company and his wife. The leases were for an initial term of ten years (beginning July, 1999) and provide for a total annual rental of $234,000 during the initial five years, to be adjusted to an applicable current market rate during the second five years. At the conclusion of the initial lease term, Plates and Shapes Northeast has agreed to purchase the real estate from WREA at a price to be determined by averaging two or more independent appraisals. The Company believes that the rent to be paid under the leases does not exceed fair market value. Plates and Shapes Northeast leases property from Warehouse Real Estate Associates L.P. II in Ambridge, Pennsylvania at fair market value effective in 1998 for a period of ten years. At the conclusion of the lease term, Plates and Shapes Northeast is required to purchase the property at fair market value determined by two or more independent appraisals. However, Plates and Shapes Northeast/Metals may acquire the property after year eight at 90% of fair market value determined by two or more independent appraisals. Additionally, Plates and Shapes Northeast pays all utility, taxes and insurance costs on each of the leased premises.

         Metals USA Plates and Shapes Southeast, Inc. ("Plates and Shapes Southeast") leases two adjacent tracts of real property located in Wilmington, North Carolina from The Alper Company, a partnership of which Mr. Mark Alper, a former Vice President of the Company, is a controlling person. The lease on one tract of real property is for a term of 20 years, expires in 2017 and provides for an annual rental of $40,000. The rent will be adjusted every five years in accordance with the Consumer Price Index ("CPI"). At the conclusion of the tenth year of the lease, Plates and Shapes Southeast has the option to purchase the real property from The Alper Company for an amount equal to the average of three independent appraisals. If Plates and Shapes Southeast does not exercise its option, the annual rental will be adjusted to reflect a ten year amortization of the fair market value of the property. The lease on the other tract of real property is for a term of 20 years, expires in 2017 and provides for an annual rental of $137,200. The rent will be adjusted every five years in accordance with the CPI. Plates and Shapes Southeast will pay for all utilities, taxes and insurance on the leased properties. The Company believes that the rent for the properties does not exceed fair market value.

         Metals USA Plates and Shapes Southcentral, Inc. leases certain real property located in Enid, Oklahoma from Garfield Development, LLC, an entity owned in part by Mr. Singer, President and Chief Operating Officer of the Company. The lease for the real property has a ten-year term and provides for an annual rental of $115,000. The rent rate will be adjusted every five years in accordance with the CPI. The Company believes that the rent for the property does not exceed fair market value.

         Metals USA Plates and Shapes Northcentral, Inc. ("Plates and Shapes Northcentral") leases certain real property located in Milwaukee, Wisconsin from PP&W, L.L.C., an entity owned in part by Mr. Peterson, Senior Vice President of the Company. The lease for the rental property expires on December 31, 2011, and provides for an annual rental of $504,540. The rent will be adjusted every five years in accordance with the CPI. Additionally, Plates and Shapes Northcentral pays for all utilities, taxes and insurance on the leased premises. The Company believes that the rent for the property does not exceed fair market value.

COMPANY POLICY

         All transactions with directors, officers, employees or affiliates of the Company or its subsidiaries are anticipated to be minimal, and must be approved in advance by a majority of disinterested members of the Board of Directors.

          COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         In 2000, the members of the Compensation and Management Development Committee were Messrs. Porter, Harter, Knight and Myers.

         Mr. Harter served as president of the Company during 1996, and he is the President of Notre II and a director of the Company. In connection with the formation of the Company, the Company issued to Notre II a total of 3,367,914 shares of Common Stock for aggregate consideration of $35,375. Prior to the consummation of the IPO, Notre II advanced to the Company $1,310,000 to enable the Company to effect the Mergers and the IPO. All of Notre II's advances were repaid from the net proceeds of the IPO. Subsequent to the IPO, Notre II distributed its shares to its investors.


              RATIFICATION OF APPOINTMENT OF AUDITORS (Proposal 2)

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 2001. THE SHARES OF COMMON STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE AUDITORS UNLESS OTHERWISE SPECIFIED.

         At the Annual Meeting a vote will be taken on the proposal to ratify the appointment by the Board of Directors of Arthur Andersen LLP, independent certified public accountants, as auditors of the Company's consolidated financial statements for the year ending December 31, 2001. Arthur Andersen audited the consolidated financial statements of the Company for the years ended December 31, 1997-2000.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to appropriate questions.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

         Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during 2000, the Company believes that all Section 16(a) reporting requirements related to the Company's directors and executive officers were timely fulfilled during 2000.

                                 ANNUAL REPORTS

         The Company's Annual Report to stockholders accompanies this Proxy Statement. The Company filed its Annual Report on Form 10-K for the year ended December 31, 2000 with the Securities and Exchange Commission on or about April 2, 2002. A copy of the Form 10-K, including any financial statements and schedules and a list describing any exhibits not contained therein, accompanies this Proxy Statement and a copy may also be obtained without charge to any stockholder. Written requests for copies of the report should be directed to John A. Hageman, Secretary, Metals USA, Inc., Three Riverway, Suite 600, Houston, Texas 77056.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 20, 2002, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

         The Company's Bylaws establish procedures, including advance notice procedures, with regard to the nomination other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before meetings of stockholders of the Company. The Bylaws also contain procedures for regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings.

                                  OTHER MATTERS

         The Board of Directors knows of no matters that are expected to be presented at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this proxy statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

                                   P R O X Y

                                METALS USA, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
             Solicited by the Board of Directors of Metals USA, Inc.

The undersigned hereby appoints J. Michael Kirksey and Terry L. Freeman, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Metals USA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 16, 2001, or at any adjournment or postponement thereof, as follows:

Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.










                                                               SEE REVERSE
                                                                   SIDE

--------------------------------------------------------------------------------

                            FOLD AND DETACH HERE

   /X/  Please mark
        your votes as in this
        example.
ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES), "FOR" PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.


--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                    FOR        WITHHELD         NOMINEES:
1. Election of      / /          / /            01. Steven S. Harter, 02. J. Michael
   Directors.                                   Kirksey, and 03. William L. Transier
                                                to hold office until the 2004 Annual
                                                Meeting and until their successors are
                                                elected and qualified


                               FOR      AGAINST     ABSTAIN
2. Ratification of             / /        / /         / /
appointment of
Arthur Andersen LLP as
auditors for the company



INSTRUCTION: to withhold authority to vote for any individual nominee, write the nominee's name in the space provided here.

-------------------------------------------

                                                   Please check the following box if you plan to attend
                                                   the Annual Meeting of Stockholders in person. / /

--------------------------------------------------------------------------------------------------------


                                                     YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR
                                                     TO A VOTE THEREON.

                                                     Please sign exactly as name appears on this card.
                                                     Joint owners should each sign. Executors, administrators,
                                                     trustees, etc., should give their full titles.

                                                     Please complete, sign and promptly mail this proxy in
                                                     the enclosed envelope.




                                                     ----------------------------------------------------------

                                                     ----------------------------------------------------------
                                                      SIGNATURE(S)                       DATE

-----------------------------------------------------------------------------------------------------------------------------------

                                            FOLD AND DETACH HERE




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